Exhibit 99.1

Immediate Release Monday, November 7, 2011	For Further Information Contact: G. Les Austin Chief Operating Officer & CFO 918-632-0652

RAM ENERGY RESOURCES REPORTS THIRD QUARTER 2011 RESULTS

-	Net Income of $11.8 Million, or $0.15 Per Share
-	Free Cash Flow of $9.0 Million, or $0.11 Per Share
-	Scientific Study of Osage Play to Conclude at Year End 2011, Leading to Initial Horizontal Drilling in Early 2012

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAM) today announced third quarter 2011 financial results  and  operating highlights, together with a revised non-acquisition capital budget and plans for continuing development of the Company’s Northern Oklahoma Mississippian play.

RAM Reports 3Q 2011 Net Income of $11.8 Million vs. $1.6 Million in 3Q 2010

For the quarter ended September 30, 2011, RAM reported net income of $11.8 million, or $0.15 per share, based on 79.1 million fully diluted weighted average shares outstanding, compared to $1.6  million, or $0.02 per share, on 78.6 million fully diluted shares outstanding in the year-ago quarter.

Modified EBITDA  (a non-GAAP measure)  was $12.4 million for the 3Q 2011, compared with $12.0 million in last year’s quarter.  Similarly, free cash flow (a non-GAAP measure) was  $9.0 million, or $0.11 per share, for this year’s third quarter compared to $7.5 million, or $0.10 per share, in last year’s third quarter.

Update to Osage Concession Activity

Drilling of the four vertical wells planned for the third quarter was delayed until late in the quarter due to rig availability. The Cooper #3-35 spudded on September 24, 2011 and drilled to a total depth of 2,380 feet and is currently testing.  The Kendrick #2-27 spudded on September 30, 2011 and drilled to a depth of 2,411 feet is waiting on completion.  Both the Cooper #3-35 and the Kendrick #2-27 wells were drilled through the Mississippi Chat and Lime formations.  Subsequent to quarter’s end, the Ricketts #2-25 spudded on October 7, 2011 and reached a total depth of 2,500 feet on October 10, 2011.  This well is currently waiting on completion.  Drilling of the fourth well, the Jones #1-33, continues to be delayed pending resolution of an access road to the drill site.  Permitting has been approved for the Rickets #3-35 SWD, the Company’s second salt water disposal well in the play.  Tentative plans are to drill the Ricketts #3-35 SWD in December of this year depending on rig availability. The addition of the Ricketts #3-35 SWD will add significant disposal capacity for the salt water which is produced in association with the oil and gas from the Mississippian formation.

•	Southern Surber Area

The Surber #1-26 continues to produce at rates considerably above the type curve of vertical wells surveyed.  After fracture stimulation was applied to the Mississippi Chat formation the well produced at a rate of 108 barrels of oil equivalent per day (BOEPD) in June 2011.  As of October 31, 2011 cumulative production from the well was approximately 16,000 barrels of oil equivalent (BOE) and the daily production was approximately 50 BOE.

Testing is currently underway on multiple vertical wells previously drilled, including the Ricketts #2-35, Ricketts #3-26, Surber #1-35 and the Surber #2T.  As of October 31, 2011 the four  wells are producing a total of approximately 55 BOEPD.

•	Central Mashunkashey Area

The Christenson #3-2, which initially tested at 750 thousand cubic feet per day (MCFPD) (125 BOEPD) of natural gas from the Arbuckle formation and subsequently tested natural gas in the Mississippi Dense (Lime) formation, continues to await  regulatory authority approval to commingle both zones for additional testing.

•	Horizontal Drilling Planned for 2012

The horizontal drilling phase of RAM’s Mississippi oil concession is tentatively planned for early 2012.  Phases I and II of the 3-D seismic data set have been merged and cover 56 square miles within the concession.  Science gathered from RAM’s first fourteen vertical wells, including information derived from Formation Micro-Imager and dipole sonic logs, and from wellbore coring, has been incorporated into the  3-D data set for identifying future horizontal drilling locations.

In addition to the seismic and science information acquired in the vertical drilling phase, there is considerable horizontal drilling activity in close proximity to the Company’s concession by other private operators in Osage county.  A horizontal well three miles directly west has been successfully drilled, tested and is currently waiting on a frac date.  Another horizontal well is currently drilling to the south, and a third horizontal well is planned to the north of the Company’s concession.

Third Quarter Results

Crude oil and natural gas sales decreased $2.3 million, or 9%, to $24.1 million for the three months ended September 30, 2011, as compared to $26.5 million for the three months ended September 30, 2010.  Excluding for comparison purposes third quarter 2010 production from properties sold by the  Company in December 2010, oil and natural gas sales increased by $0.2 million for the three months ended September 30, 2011, as compared to the same period in 2010, as shown in the accompanying table, 2010 Pro Forma Selected Results.  This increase was driven by higher commodity prices during the 2011 period, offset by decreased production.

Crude oil and natural gas liquids (NGLs) production in third quarter 2011 was 258,000 barrels, down slightly compared to 270,000 barrels of crude oil and NGLs produced in the second quarter of 2011.  Total production in third quarter 2011 was 361,000 BOE, down 33% from 541,000 BOE in the previous year’s quarter.  Excluding production in the year ago quarter of  88,000 BOE attributable to properties sold in December 2010, RAM’s  production would have decreased by 20% in the current quarter, as shown in the accompanying table, Components of  Production Decline, due  primarily to normal production declines and the shutting-in of one well in Louisiana in conjunction with a major workover.

The Company’s realized price for crude oil increased 20% to an average of $88.99 per barrel in third quarter 2011 compared with last year’s third quarter average realized price of $74.05 per barrel. In addition, the price of NGLs grew 65% in third quarter 2011, averaging $58.76 per barrel, compared to the average of $35.71 per barrel for last year’s third quarter.   Similarly, the Company’s realized price for natural gas rose 2% in third quarter 2011 to an average of $4.14 per Mcf compared to an average of $4.05 per Mcf in the third quarter of 2010.  The positive impact from the 37% increase in total average price per BOE in the third quarter 2011 did not fully offset the impact of asset sales and normal production declines, causing crude oil and natural gas sales for the third quarter to decline to $24.1 million compared to $26.5 million in the prior year period.

Derivative activity resulted in a $22.8 million net gain in the third quarter 2011, and as a result, total revenues and other operating income for the quarter rose to $47.0 million.  Derivative activity in last year’s third quarter resulted in a $569,000 net gain, raising total revenues and other operating income to $27.1 million in third quarter 2010.

Crude oil and natural gas production expenses were $7.5 million for the quarter ended September 30, 2011, a decrease of $0.6 million, or 7% from the $8.1 million, excluding asset sales, for the quarter ended September 30, 2010.  The decrease is primarily due to decreased production volumes, decline in nonrecurring lease operating expenses as well as lower property taxes and utility costs during the 2011 period. Crude oil and natural gas production expenses were $20.77 per BOE compared to $15.84 per BOE for the quarter ended September 30, 2010, an increase of 31%.  The increase per BOE is primarily due to the asset sales, as the sold assets in 2010 were predominantly shale gas producing assets which had relatively lower lease operating expenses per BOE.  As a percentage of crude oil and natural gas sales, crude oil and natural gas production expenses were 31% for the quarter ended September 30, 2011, as compared to 32% for the quarter ended September 30, 2010.  This decrease is due to the decline in production expenses as well as higher commodity prices in the 2011 period.

Excluding asset sales, production taxes for the quarter ended September 30, 2011 were $1.4 million, essentially flat with the prior year period.  As a percentage of crude oil and natural gas sales, crude oil and natural gas production taxes were approximately 6% for each of the quarters ended September 30, 2011 and 2010.  For the quarter ended September 30, 2011, general and administrative expense was $3.1 million, compared to $2.9 million for the quarter ended September 30, 2010, an increase of $0.2 million, or 6%.  The increase was primarily due to higher employee related costs in the 2011 period.

Nine Month 2011 Results

Crude oil and natural gas sales decreased $5.5 million, or 7%, to $78.0 million for the nine months ended September 30, 2011, as compared to $83.5 million for the same period in 2010.  Excluding asset sales, crude oil and natural gas sales increased $3.3 million for the nine months ended September 30, 2011 as compared to the same period in 2010.  This increase was driven primarily by higher commodity prices during the 2011 period.  Nine month production volumes decreased 32% compared to the same period last year. Excluding asset sales, production volumes would have decreased 17% as compared to the same period last year primarily due to normal production declines and the shutting-in of one Louisiana well for a major workover.

Average realized sales prices for crude oil and NGLs increased substantially for the nine months ended September 30, 2011, as compared to the same period in 2010.  The positive impact from the 37% increase in total average price per BOE in the first nine months of 2011 did not fully offset the impact of asset sales and normal production declines, causing crude oil and natural gas sales for the first nine months of 2011 to decline to $78.0 million compared to $83.5 million in the same period in 2010.  Net income for the nine months ended September 30, 2011 was $10.8 million, or $0.14 per share compared to $6.7 million, or $0.09 per share, compared to the year ago quarter.  Modified EBITDA (a non-GAAP measure) was $37.0 million for the nine months ended September 30, 2011 compared with $40.2 million for the same nine month period in 2010.   Similarly, free cash flow for the first nine months of 2011 totaled $24.4 million, or $0.31 per share, compared with $26.0 million, or $0.33 per share, for the nine month period ending September 30, 2010.

Long-Term Debt and Liquidity

At September 30, 2011, RAM’s outstanding borrowings under its credit facility totaled $200.0 million, including $75.0 million outstanding under its second lien term loan and $125.0 million drawn on its revolver, which is currently subject to a $150.0 million borrowing base.  Availability under the revolving credit facility at September 30, 2011 was $25.0 million.  Total outstanding borrowings under the credit facility at September 30, 2010 totaled $246.8 million.

Interest expense for third quarter 2011 was $3.6 million compared to $5.8 million in the year-ago quarter.  The decrease is due to lower interest rates under the Company’s new credit facility completed in first quarter 2011 and lower average outstanding borrowings during this year’s quarter.   The blended interest rate on borrowings was 6.2% at September 30, 2011 compared to 8.2% at September 30, 2010.

Capital Expenditures and Revised Plans for 2011

During the nine months ended September 30, 2011,  capital expenditures were  $19.6 million relating to crude oil and natural gas operations, of which $9.2 million was allocated to developmental drilling and recompletions, $5.4 million was allocated to exploration, including leasehold acquisition, seismic and exploratory drilling, and $5.0 million was for geological, geophysical, contingencies, and capitalized general and administrative costs.

The Company has revised its 2011 non-acquisition capital budget to $27.5 million, as follows:

•	developmental drilling and recompletions ($13.5 million);
•	exploration, including leasehold acquisition, seismic and exploratory drilling ($7.0 million); and
•	geological, geophysical, contingencies, and capitalized general and administrative costs ($7.0 million).

In the revised 2011 non-acquisition capital budget for developmental drilling and recompletions, $7.9 million has been allocated to continued development of the Electra/Burkburnett area, $2.8 million for recompletions in RAM’s Louisiana properties, $0.8 million for recompletions in the South Texas properties and $2.0 million for reworking and production enhancement operations in other fields including the Fitts and Allen fields in Oklahoma.

RAM is forecasting production guidance of 1.5 million BOE for 2011.

RAM to Webcast Third Quarter 2011 Conference Call

The Company’s teleconference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Monday, November 7, 2011 at 11:00  a.m. Eastern Time. The full text of the earnings release will be available on the Company’s website at ramenergy.com.

Access:

RAM Energy website:  The conference call will be simultaneously webcast and can be accessed through the Investor Relations / Events & Presentations tab of the Company’s website at ramenergy.com.
                Dial-in:  The conference call may also be accessed by dialing (877)645-6210 (domestic) or   (970)315-0430 (international) and providing the conference call ID number “22633054” to the operator.
                Replay:  A replay of the conference call will be available until November 14, 2011 by dialing toll-free (855)859-2056 and referencing the ID number “22633054”. The webcast call will be posted to the Company’s website following the call’s completion.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical facts, which address targets or plans for borrowing availability, and events or developments that the Company expects or believes, are forward-looking statements.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the Company’s filings with the SEC.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

About RAM Energy

RAM Energy Resources, Inc. is an independent energy Company engaged in the acquisition, exploitation, exploration, and development of oil and natural gas properties and the marketing of crude oil and natural gas.  Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAM.  For additional information, visit the Company website at ramenergy.com.

RAM Energy Resources, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 44	$ 37
Accounts receivable:
Oil and natural gas sales, net of allowance of $50 ($50 at December 31, 2010)	8,394	9,797
Joint interest operations, net of allowance of $479 ($479 at December 31, 2010)	443	631
Other, net of allowance of $11 ($48 at December 31, 2010)	452	155
Derivative assets	5,070	1,340
Prepaid expenses	540	1,657
Deferred tax asset	-	3,526
Inventory	3,883	3,382
Other current assets	537	4
Total current assets	19,363	20,529
PROPERTIES AND EQUIPMENT, AT COST:
Proved oil and natural gas properties and equipment, using full cost accounting	708,984	689,472
Other property and equipment	10,471	10,072
	719,455	699,544
Less accumulated depreciation, amortization and impairment	(505,179)	(489,634)
Total properties and equipment	214,276	209,910
OTHER ASSETS:
Deferred tax asset	26,289	31,001
Derivative assets	8,125	-
Deferred loan costs, net of accumulated amortization of $716 ($5,012 at December 31, 2010)	6,287	2,609
Other	988	952
Total assets	$ 275,328	$ 265,001
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 10,361	$ 17,149
Oil and natural gas proceeds due others	8,924	9,414
Other	3	452
Accrued liabilities:
Compensation	1,524	1,948
Interest	475	2,448
Income taxes	318	699
Other	97	10
Deferred tax liability	2,891	-
Derivative liabilities	264	-
Asset retirement obligations	367	639
Long-term debt due within one year	146	127
Total current liabilities	25,370	32,886
DERIVATIVE LIABILITIES	303	203
LONG-TERM DEBT	200,252	196,965
ASSET RETIREMENT OBLIGATIONS	31,968	30,770
OTHER LONG-TERM LIABILITIES	10	10
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 83,341,299 and 82,597,829 shares issued, 79,067,298 and 78,386,983 shares outstanding at September 30, 2011 and December 31, 2010, respectively	8	8
Additional paid-in capital	228,616	226,042
Treasury stock - 4,274,001 shares (4,210,846 shares at December 31, 2010) at cost	(7,093)	(6,976)
Accumulated deficit	(204,106)	(214,907)
Stockholders' equity	17,425	4,167
Total liabilities and stockholders' equity	$ 275,328	$ 265,001

RAM Energy Resources, Inc.
Condensed Consolidated Statements of Operations
 (in thousands, except share and per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
REVENUES AND OTHER OPERATING INCOME:
Oil and natural gas sales
Oil	$ 18,955	$ 18,290	$ 62,150	$ 56,898
Natural gas	2,548	4,923	8,252	16,170
NGLs	2,644	3,250	7,582	10,461
Total oil and natural gas sales	24,147	26,463	77,984	83,529
Realized gains (losses) on derivatives	76	(1,213)	(1,186)	(2,818)
Unrealized gains on derivatives	22,744	1,782	18,519	6,136
Other	39	51	124	125
Total revenues and other operating income	47,006	27,083	95,441	86,972

OPERATING EXPENSES:
Oil and natural gas production taxes	1,391	1,518	4,280	4,565
Oil and natural gas production expenses	7,499	8,571	24,048	25,153
Depreciation and amortization	5,185	6,782	15,654	20,387
Accretion expense	409	452	1,223	1,288
Share-based compensation	872	813	2,227	2,284
General and administrative, overhead and other expenses, net of operator's overhead fees	3,100	2,932	10,913	10,694
Total operating expenses	18,456	21,068	58,345	64,371
Operating income	28,550	6,015	37,096	22,601

OTHER INCOME (EXPENSE):
Interest expense	(3,637)	(5,767)	(13,750)	(17,116)
Interest income	1	20	4	24
Loss on interest rate derivatives	(203)	-	(698)	-
Other income (expense)	181	(268)	(572)	293
INCOME BEFORE INCOME TAXES	24,892	-	22,080	5,802
INCOME TAX PROVISION (BENEFIT)	13,116	(1,564)	11,279	(909)
Net income	$ 11,776	$ 1,564	$ 10,801	$ 6,711

BASIC INCOME PER SHARE	$ 0.15	$ 0.02	$ 0.14	$ 0.09
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	79,086,261	78,633,535	78,762,799	78,361,299

DILUTED INCOME PER SHARE	$ 0.15	$ 0.02	$ 0.14	$ 0.09
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	79,086,261	78,633,535	78,762,799	78,361,299

RAM Energy Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2011	2010
OPERATING ACTIVITIES:
Net income	$ 10,801	$ 6,711
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	15,654	20,387
Amortization of deferred loan costs	3,325	1,566
Non-cash interest	362	2,336
Accretion expense	1,223	1,288
Unrealized gain on commodity derivatives, net of premium amortization	(16,947)	(3,859)
Unrealized loss on interest rate derivatives	556	-
Deferred income tax provision (benefit)	11,129	(933)
Share-based compensation	2,227	2,284
Gain on disposal of other property and equipment	(22)	(38)
Other income	-	(574)
Changes in operating assets and liabilities-
Accounts receivable	1,293	3,023
Prepaid expenses, inventory and other assets	49	1,598
Derivative premiums	4,889	(3,738)
Accounts payable and proceeds due others	(7,681)	1,603
Accrued liabilities and other	(2,386)	(1,717)
Income taxes payable	(381)	(473)
Asset retirement obligations	(278)	(161)
Total adjustments	13,012	22,592
Net cash provided by operating activities	23,813	29,303
INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(19,600)	(27,476)
Proceeds from sales of oil and natural gas properties	462	478
Payments for other property and equipment	(503)	(721)
Proceeds from sales of other property and equipment	11	4
Net cash used in investing activities	(19,630)	(27,715)
FINANCING ACTIVITIES:
Payments on long-term debt	(235,222)	(37,618)
Proceeds from borrowings on long-term debt	238,166	36,261
Payments for deferred loan costs	(7,003)	-
Stock repurchased	(117)	(331)
Net cash used in financing activities	(4,176)	(1,688)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7	(100)
CASH AND CASH EQUIVALENTS, beginning of period	37	129
CASH AND CASH EQUIVALENTS, end of period	$ 44	$ 29
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$ 531	$ 616
Cash paid for interest	$ 12,036	$ 13,518
DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Asset retirement obligations	$ (23)	$ 147

RAM Energy Resources, Inc.
Production by Area

	Texas	Oklahoma	Louisiana	Other	Total
Three Months Ended September 30, 2011
Aggregate net Production
Oil (MBbls)	116	76	14	7	213
NGLs (MBbls)	37	5	-	3	45
Natural Gas (MMcf)	363	99	119	34	615
MBoe	214	98	34	15	361

	Texas	Oklahoma	Louisiana	Other	Total
Three Months Ended September 30, 2010
Aggregate net Production
Oil (MBbls)	134	81	23	9	247
NGLs (MBbls)	85	2	-	4	91
Natural Gas (MMcf)	802	208	167	38	1,215
MBoe	353	118	51	19	541

Change in MBoe	(139)	(20)	(17)	(4)	(180)
% change in MBoe	-39.4%	-16.9%	-33.3%	-21.1%	-33.3%

	Texas	Oklahoma	Louisiana	Other	Total
Nine Months Ended September 30, 2011
Aggregate net Production
Oil (MBbls)	369	224	46	22	661
NGLs (MBbls)	116	10	-	10	136
Natural Gas (MMcf)	1,219	286	377	103	1,985
MBoe	688	282	109	49	1,128

	Texas	Oklahoma	Louisiana	Other	Total
Nine Months Ended September 30, 2010
Aggregate net Production
Oil (MBbls)	425	244	62	26	757
NGLs (MBbls)	262	7	-	11	280
Natural Gas (MMcf)	2,440	644	514	116	3,714
MBoe	1,094	358	148	56	1,656

Change in MBoe	(406)	(76)	(39)	(7)	(528)
% change in MBoe	-37.1%	-21.2%	-26.4%	-12.5%	-31.9%

RAM Energy Resources, Inc.
Components of Production Decline
(unaudited)

	Three months ended	Nine months ended
	September 30	September 30
	(MBoe)	(MBoe)

Total production, 2010	541	1,656

Declines due to:

RAM Texas and Oklahoma gas properties sold in 2010	(88)	(293)

Natural production declines in South Texas gas production	(56)	(128)

Louisiana well shut-in	(10)	(27)

Other	(26)	(80)

Total declines	(180)	(528)

Total production, 2011	361	1,128

2010 Pro Forma Selected Results Excluding Sold Properties (a)
(unaudited)

	Three months ended September 30, 2010
	Actual	Sold Assets	Pro Forma

Oil and natural gas sales (in thousands):
Oil	$18,290	$280	$18,010
Natural gas	4,923	1,127	3,796
NGLs	3,250	1,102	2,148
Total oil and natural gas sales	$26,463	$2,509	$23,954

Production expenses (in thousands):
Oil and natural gas production taxes	$1,518	$127	$1,391
Oil and natural gas production expenses	$8,571	$473	$8,098

Production volumes (MBoe):
Texas	353	73	280
Oklahoma	118	15	103
Other	70	-	70
Total production	541	88	453

	Nine months ended September 30, 2010
	Actual	Sold Assets	Pro Forma

Oil and natural gas sales (in thousands):
Oil	$56,898	$957	$55,941
Natural gas	16,170	4,001	12,169
NGLs	10,461	3,875	6,586
Total oil and natural gas sales	$83,529	$8,833	$74,696

Production expenses (in thousands):
Oil and natural gas production taxes	$4,565	$380	$4,185
Oil and natural gas production expenses	$25,153	$1,418	$23,735

Production volumes (MBoe):
Texas	1,094	244	850
Oklahoma	358	49	309
Other	204	-	204
Total production	1,656	293	1,363

(a)
In December 2010 RAM sold assets in Texas and Oklahoma for net proceeds, including post closing adjustments, of $48.8 million. The table above provides actual and pro forma results for the three and nine months ending September 30, 2010 to assist our description of results of operations.

RAM Energy Resources, Inc.
Production and Prices Summary

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011

Production volumes:
Oil (MBbls)	213	661
NGL (MBbls)	45	136
Natural gas (MMcf)	615	1,985
Total (MBoe)	361	1,128

Average sale prices received:
Oil (per Bbl)	$88.99	$94.02
NGL (per Bbl)	$58.76	$55.75
Natural gas (per Mcf)	$4.14	$4.16
Total per Boe	$66.89	$69.13

Cash effect of derivative contracts:
Oil (per Bbl)	$(0.34)	$(4.61)
NGL (per Bbl)	$-	$-
Natural gas (per Mcf)	$0.24	$0.94
Total per Boe	$0.21	$(1.05)

Average prices computed after cash effect of settlement of derivative contracts:
Oil (per Bbl)	$88.65	$89.41
NGL (per Bbl)	$58.76	$55.75
Natural gas (per Mcf)	$4.38	$5.10
Total per Boe	$67.10	$68.08

Expenses (per Boe):
Oil and natural gas production taxes	$3.85	$3.79
Oil and natural gas production expenses	$20.77	$21.32
Amortization of full cost pool	$13.69	$13.22
General and administrative	$8.59	$9.67
Cash interest	$9.22	$10.67
Cash taxes	$0.14	$0.47

RAM Energy Resources, Inc.
Modified EBITDA and Free Cash Flow
(non-GAAP measures)
(unaudited)

Non-GAAP Financial Measures
Modified EBITDA, a non-GAAP measure, is determined by adding the following to net income (loss): interest expense, income taxes, depreciation, amortization, accretion, share-based compensation, mark-to-market affect of legal settlements, unrealized gains or losses on derivatives.  Free cash flow is also a non-GAAP measure representing Modified EBITDA after adjustments for the cash portion of interest and income taxes.  These non-GAAP measures are presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP).  These non-GAAP measures are widely accepted as financial indicators of an oil and gas Company’s ability to generate cash used to internally fund exploration and development activities and fund debt service costs. These non-GAAP measures are not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

$000s, except per share amounts

	Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010

Modified EBITDA:
Net income	$11,776	$1,564	$10,801	$6,711
Plus: Interest expense	$3,302	$4,452	$9,977	$13,214
Plus: PIK interest	$-	$793	$448	$2,336
Plus: Amortization of deferred loan costs	$335	$522	$3,325	$1,566
Plus: Depreciation, amortization and accretion	$5,594	$7,234	$16,877	$21,675
Plus: Share-based compensation	$872	$813	$2,227	$2,284
Plus: Income tax provision (benefit)	$13,116	$(1,564)	$11,279	$(909)
Plus: MTM legal settlement	$-	$(24)	$-	$(574)
Less: Unrealized gain on derivatives	$(22,606)	$(1,782)	$(17,963)	$(6,136)

Modified EBITDA	$12,389	$12,008	$36,971	$40,167

Less:

Cash paid for interest	$3,330	$4,411	$12,036	$13,518
Cash paid for income tax	$50	$51	$531	$616

Free cash flow	$9,009	$7,546	$24,404	$26,033

Weighted average shares outstanding - basic	79,086	78,634	78,763	78,361
Weighted average shares outstanding - diluted	79,086	78,634	78,763	78,361

Free cash flow per share - basic	$0.11	$0.10	$0.31	$0.33
Free cash flow per share - diluted	$0.11	$0.10	$0.31	$0.33